Exhibit 99.1

Press Release
March 17, 2025	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2025 Earnings Guidance

FORT WAYNE, INDIANA, March 17, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2025 earnings guidance in the range of $1.36 to $1.40 per diluted share. Comparatively, the company’s sequential fourth quarter 2024 earnings were $1.36 per diluted share and prior year first quarter earnings were $3.67 per diluted share.

First quarter 2025 profitability from the company’s steel operations is expected to be stronger than sequential fourth quarter results, based on increased shipments more than offsetting some metal margin compression, as contractual steel pricing lagged recent spot price improvements, which will be realized in the coming months. The energy, non-residential construction, automotive, and industrial sectors continue to lead demand. The company’s Sinton Texas Flat Roll Division operated at production levels in excess of 90 percent in the first quarter 2025, while continuing to improve product quality and cost efficiency, continuing its clear path to profitability in the second quarter 2025.

First quarter 2025 earnings from the company’s metals recycling operations are expected to be higher than sequential fourth quarter 2024 results, based on stronger realized pricing and stable volumes for ferrous and nonferrous materials.

First quarter 2025 earnings from the company’s steel fabrication operations are expected to be lower than sequential fourth quarter results, based on seasonally lower shipments and less than a five percent decline in realized pricing. The pace of order activity increased in the first quarter, and the order backlog improved, extending well into the third quarter of 2025, with attractive related pricing levels. Improved demand was supported largely by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Further, the accelerated announcements for meaningful manufacturing domestic investment and onshoring, coupled with the U.S. infrastructure program are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

The aluminum team is continuing with successful commissioning of the company’s Columbus, Mississippi aluminum flat rolled products mill, along with the San Luis Potosi satellite recycled slab center. The team successfully cast its first aluminum ingot in January and has since completed start-up of the Ingot Scalper. Construction is close to complete on the Hot Line and No. 1 Cold Rolling Mill. Finishing equipment installation for the Automotive Treatment and Can Coil Coating lines are also on schedule. The company continues to expect to begin shipping material mid-2025.

Based on continued confidence in the company’s earnings outlook and cash flow generation, in February 2025 the company’s board of directors increased the company’s first quarter 2025 cash dividend by nine percent to $0.50 per common share and also authorized an additional $1.5 billion for share repurchases, as the previous program of $1.5 billion was exhausted. As of March 12, 2025, the company had repurchased $191 million, or one percent, of its common stock during the first quarter.

The company plans to release its first quarter 2025 earnings after the markets close on Tuesday, April 22, 2025, and will hold a conference call the following day at 11:00 a.m. Eastern Daylight Time to review the company's results.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500